                            STOCK PURCHASE AGREEMENT                 Exhibit "A"

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is being made this 26th day of May, 1995, by and among CC Acquisition Company A, L.L.C., a Delaware limited liability company ("Acquisition Company A"), CC Acquisition Company B, L.L.C., a Delaware limited liability company ("Acquisition Company B"), and Pesa, Inc. (the "Seller" or "PESA"), a Delaware corporation. Acquisition Company A and Acquisition Company B are hereinafter collectively referred to as the Purchasers.

                              W I T N E S S E T H :

          WHEREAS, the Seller owns beneficially and of record 59,414,732 shares (the "Acquisition Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Chyron Corporation (the "Company"), a New York corporation; and

          WHEREAS, the Purchasers desire to acquire the Acquisition Shares and the Seller desires to sell the Acquisition Shares, subject to the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the premises, representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:



I.   PURCHASE AND SALE.

     SECTION 1.1      TERMS OF PURCHASE AND SALE.

          (a) Acquisition Company A shall acquire 30 million shares of the Common Stock of the Company in exchange for the aggregate purchase price of Fifteen Million Six Hundred Thousand Dollars ($15,600,000) U.S., in accordance with the terms and provisions set forth below:
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               (i)    On the date hereof, Acquisition Company A shall deliver to the Seller by wire transfer, in immediately available funds, to an account in the United States designated by the Seller, the sum of Five Million Dollars ($5,000,000) U.S.

               (ii) On the date hereof, the Seller shall deliver to Acquisition Company A, a stock certificate or certificates representing 10 million Acquisition Shares (the "First Tranche of Shares") duly endorsed or accompanied by stock powers duly endorsed for transfer to Acquisition
                      Company A. The First Tranche of Shares shall be delivered to Acquisition Company A free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever. The Seller shall cause the Company to grant to Acquisition Company A demand registration rights, on a one-time basis, and piggy-back registration rights as such rights relate to the First Tranche of Shares. In furtherance of such registration rights, on the date hereof, the Seller shall cause the Company to enter into a registration rights agreement (the "CCACA Registration Rights Agreement"), mutually acceptable to the Seller and Acquisition Company A.

               (iii) On the date hereof, the Seller shall deliver to Acquisition Company A, a stock certificate or stock certificates representing 10 million Acquisition Shares (the "Second Tranche of Shares"), duly endorsed or accompanied with stock powers duly endorsed for transfer to Acquisition Company A.

                      The Second Tranche of Shares shall be delivered to Acquisition Company A by the Seller free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever. Immediately upon the valid transfer of the Second Tranche of Shares to Acquisition Company A, Acquisition Company A shall deliver and deposit the Second Tranche of Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank by Acquisition Company A, into a separate escrow account (the "Escrow Account") to be held in the custody of First Union National Bank of North Carolina, a national banking association, as escrow agent (the "Escrow Agent"). The Escrow Agent shall hold and dispose of the Second Tranche of Shares in accordance with the terms and provisions of the Escrow Agreement (the "Escrow Agreement"), which Escrow Agreement shall be executed and delivered simultaneously with this Agreement. The Escrow Agreement shall be mutually acceptable to the Seller and Acquisition Company A. Acquisition Company A shall retain the right to vote the Second Tranche of Shares.

               (iv) On the date hereof, the Seller shall deliver to the Escrow Agent, a stock certificate or certificates representing 10 million Acquisition Shares (the "Third Tranche of Shares") duly endorsed in blank or accompanied by stock powers duly endorsed in blank by the Seller. The Third Tranche of Shares shall be delivered to the Escrow Agent by the Seller free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever, except for any claims or liens of Acquisition Company A resulting from the terms and provisions of this Agreement. Until delivered out of Escrow, the Seller shall retain the right to vote the Third Tranche of Shares.

               (v) At the Closing (as defined in Section 1.2 hereof), Acquisition Company A shall deliver to the Seller by wire transfer, in immediately available funds to an account in the United States designated by the Seller, the sum of Ten Million Six Hundred Thousand Dollars ($10,600,000) U.S.

               (vi) At the Closing, the Seller shall cause the Escrow Agent to deliver to Acquisition Company A, stock certificates representing the Second Tranche of Shares and the Third Tranche of Shares, duly endorsed or accompanied with stock powers duly endorsed for such transfer. At the Closing, the Second Tranche of Shares and the Third Tranche of Shares shall be delivered to Acquisition Company A free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever.

          (b) The Escrow Agreement shall provide that in the event that the Closing does not occur due to a breach of this Agreement (after any applicable notice and cure period) by Acquisition Company A, the Escrow Agent shall deliver the Second Tranche of Shares and the Third Tranche of Shares to the Seller. The Escrow Agreement shall further provide that in the event that the Closing does not occur due to a breach of this Agreement (after any applicable notice and cure period) by the Seller, the Escrow Agent shall deliver the Second Tranche of Shares to Acquisition Company A and the Third Tranche of Shares to the Seller. The Escrow Agreement shall further provide that in the event that this Agreement is abandoned or mutually terminated, the Escrow Agent shall deliver the Second Tranche of Shares and the Third Tranche of Shares to the Seller.

          (c) At the Closing, Acquisition Company B shall acquire 29,414,732 shares of the Common Stock of the Company in exchange for the aggregate purchase price of $14,119,071.36, in accordance with the terms and provisions set forth below:

               (i) At the Closing, the Seller shall deliver to Acquisition Company B a stock certificate or certificates representing 29,414,732 Acquisition Shares duly endorsed or accompanied by stock powers duly endorsed for transfer to Acquisition Company B. Such Acquisition Shares shall be delivered to Acquisition Company B free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims, of any kind or nature whatsoever; and ten million of such Acquisition Shares shall be "Registrable Stock" as such term is defined under that certain Registration Rights Agreement (the "Registration Rights Agreement"), dated December 27, 1991, between the Company and PESA.

               (ii) Acquisition Company B shall make payment for such Acquisition Shares by wire transfer, in immediately available funds, to an account in the

                      United States designated by the Seller, in accordance with the schedule set forth below:

                      A. No payments for the six month period immediately
                         following the Closing.

                      B. Thereafter, for a period of 12 months commencing on the six month anniversary of the Closing, Acquisition Company B shall pay the sum of $480,000 per month.

                      C. Thereafter, for a period of 12 months, Acquisition
                         Company B shall pay the sum of $360,000 per month.

                      D. Thereafter, for a period of 16 months, Acquisition
                         Company B shall pay the sum of $240,000 per month.

                      E. Thereafter, Acquisition Company B shall make a final
                         payment of $199,071.70 on the 47th month anniversary of the Closing.

               (iii) At the Closing, as security for Acquisition Company B's payment obligation for the Acquisition Shares, Acquisition Company B shall pledge its Acquisition Shares to the Seller and deliver such Acquisition Shares to the Escrow Agent, duly endorsed in blank or accompanied with stock powers duly endorsed in blank by Acquisition Company B to be held as collateral; such Acquisition Shares shall be delivered to the Escrow Agent by Acquisition Company B free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever, except for any claims or liens resulting from the terms and provisions of this Agreement. Acquisition Company B shall retain the right to vote such Acquisition Shares. At the Closing, Acquisition
                      Company B, the Seller, and the Escrow Agent shall execute and deliver a mutually acceptable Pledge and Escrow Agreement (the "Pledge Agreement"). Pursuant to the Pledge Agreement, each $1,000 payment obligation of Acquisition Company B shall be secured by 2083 Acquisition Shares. Each monthly payment obligation shall be severally enforceable. Upon payment of each $1,000 by Acquisition Company B, 2083 Acquisition Shares shall be released by the Escrow Agent and delivered to Acquisition Company B, free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims, of any kind or nature whatsoever.

               (iv) If Acquisition Company B fails to make a monthly payment when due as provided in this Section 1.1(c), Acquisition Company B shall have the right to cure such payment default within 30 days after written notice thereof from the Seller. If Acquisition Company B fails to cure such payment default within such 30 day cure period after written notice thereof, the Escrow Agent shall release and deliver to the Seller those particular Acquisition Shares pledged as security as a set-off for that particular monthly payment, free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts and adverse claims of any nature whatsoever. The delivery of Acquisition Shares by the Escrow Agent to the Seller shall release Acquisition Company B from any further obligation of making that particular monthly payment relating to those particular Acquisition Shares released to the Seller, and shall be the sole remedy of the Seller with respect to payment defaults under this Section 1.1(c).

               (v) A payment default (after the lapse of any applicable notice and cure period) of a particular monthly payment by Acquisition Company B shall not be deemed a breach or default of any other monthly payment obligation of Acquisition Company B provided in this Section 1.1(c), and shall not affect the release and delivery by the Escrow Agent of Acquisition Shares to Acquisition Company B against additional monthly payments made by Acquisition Company B.

     SECTION 1.2      CLOSING.

          The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Camhy Karlinsky & Stein LLP at 1740 Broadway, New York, New York 10019 at 10:00 a.m., New York City time on or before July 17, 1995 or such other time or date as the parties may mutually agree (the "Closing Date"), but in no event later than September 30, 1995.

     SECTION 1.3      OTHER TRANSACTIONS.

          (a) On the date hereof, the Seller shall cause the Board of Directors of the Company to appoint Michael Wellesley-Wesley as a director.

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          (b)  On the Closing Date, the Seller shall cause its remaining designees to resign, seriatim, from the Board of Directors of the Company, and in their place, the Seller shall cause the Board of Directors of the Company to appoint designees selected by the Purchasers.

II.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          The Seller represents and warrants to the Purchasers as follows:

     SECTION 2.1      SHARE OWNERSHIP.

          (a) Except as disclosed on Schedule 2.1 hereof, the Acquisition Shares are owned by the Seller free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever. Upon transfer to the Purchasers of the Acquisition Shares, either directly or through the escrow arrangements, the Seller will convey to the Purchasers good title to the Acquisition Shares, free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever.

          (b) Upon transfer of the First Tranche of Shares, the First Tranche of Shares shall be "Registrable Stock" as defined in the CCACA Registration Rights Agreement and registration rights shall be attributable to the First Tranche of Shares, subject to the terms and conditions of the CCACA Registration Rights Agreement.

     SECTION 2.2      LITIGATION AND CLAIMS.

          There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, (to the Seller's knowledge) threatened, or (to the Seller's knowledge) in prospect therefor, that would prohibit the transactions contemplated pursuant to this Agreement.

     SECTION 2.3      CORPORATE EXISTENCE.

          The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

     SECTION 2.4      CORPORATE AUTHORITY.

          The Seller has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby. All necessary corporate proceedings of the Seller have been duly taken to authorize the execution, delivery, and performance of this Agreement and the instruments and documents contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Seller, is the legal, valid, and binding obligation of the Seller, and is enforceable as to the Seller in accordance with its terms.

     SECTION 2.5      RESTRICTIONS.

          Except as disclosed on Schedule 2.1 hereof, the Seller is under no contractual restriction or obligation that is inconsistent with the execution and performance of this Agreement. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any foreign, United States, state, local, or other governmental authority or any court or other tribunal is required by the Seller or any of its affiliated or controlling entities for the execution, delivery, or performance of this Agreement by the Seller. The transfer of the Acquisition Shares to the Purchasers has been approved by the requisite Spanish courts and governmental authorities and cannot be rescinded by any Spanish judicial or governmental authority.

III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

          The Purchasers, jointly and severally, represent and warrant to the Seller as follows:

     SECTION 3.1      ORGANIZATION.

          Each of the Purchasers is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     SECTION 3.2      AUTHORITY TO BUY.

          Each of the Purchasers has the requisite power and authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby. All necessary company proceedings of each Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement and the instruments and documents contemplated hereby. This Agreement has been duly authorized, executed, and delivered by each Purchaser, is the legal, valid, and binding obligation of each Purchaser, and is enforceable as to each Purchaser in accordance with its terms.

     SECTION 3.3      LITIGATION AND CLAIMS.

          There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, (to each Purchaser's knowledge) threatened, or (to each Purchaser's knowledge) in prospect therefor, that would prohibit the transactions contemplated pursuant to this Agreement.

     SECTION 3.4      RESTRICTIONS.

          Neither Purchaser is under any contractual restriction or obligation that is materially inconsistent with the execution and performance of this Agreement. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any foreign, United States, state, local, or other governmental authority or any court or other tribunal is required by either Purchaser or any affiliate or controlling entities thereof for the execution, delivery, or performance of this Agreement by either Purchaser.

     SECTION 3.5      PURCHASES FOR INVESTMENT PURPOSES.

          Each Purchaser is acquiring the Acquisition Shares for its own account for investment purposes only and with no intention of offering, distributing, or reselling the Acquisition Shares or any part thereof in any transaction that would be in violation of any Federal or State securities laws, without prejudice, however, to any right of a Purchaser to sell or otherwise dispose of all or any part of the Acquisition Shares under a registration under the Securities Act of 1933, as amended (the "Securities Act"), and other applicable State securities laws or under an exemption from such registration available under the Securities Act and other applicable State securities laws. Each Purchaser has not taken or caused to be taken, and shall not take or cause to be taken, any action that would cause the Purchasers, the Seller, the Company or any of their respective affiliates to be deemed an underwriter, as defined in
Section 2(11) of the Securities Act.


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

     SECTION 3.6      SOPHISTICATED INVESTOR.

          (a) Each Purchaser is a sophisticated investor as such term is contemplated under the Securities Act of 1933, as amended. Each Purchaser recognizes that the Company emerged from bankruptcy on December 27, 1991 and that the purchase of the Acquisition Shares involves significant risks. The Purchaser also recognizes that none of the proceeds from the purchase of the Acquisition Shares shall accrue to the benefit of the Company, but shall instead accrue to the benefit of the Seller.

          (b) Neither Purchaser is relying upon the Seller, the Company or any of their respective Affiliates, accountants, attorneys or financial advisors for advice with respect to whether the Purchaser's purchase of the Acquisition Shares constitutes a legal investment for the Purchasers or with respect to the tax or other legal consequences of such purchase.

     SECTION 3.7      RESTRICTED SECURITIES.

          (a) Each Purchaser understands and agrees that (i) the sale of the Acquisition Shares has not been registered under the Securities Act or any State securities laws; and (ii) each Purchaser shall not offer or sell the Acquisition Shares except pursuant to registration under the Securities Act or an available exemption from registration under the Securities Act.

          (b) Each Purchaser agrees to the imprinting, so long as appropriate, of any certificates representing the Acquisition Shares with a conspicuous legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES SHALL NOT BE SOLD OR

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          OTHERWISE TRANSFERRED IN THE ABSENCE OF EITHER (1) AN EFFECTIVE
          REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL, AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROPOSED SALE OR TRANSFER IS IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

IV.  CONDITIONS TO OBLIGATIONS OF THE PURCHASERS.

          The obligations of the Purchasers under this Agreement are subject, at the option of the Purchasers, to the satisfaction of the following conditions:

     SECTION 4.1      ACCURACY OF REPRESENTATIONS AND
                      COMPLIANCE WITH CONDITIONS.

          All representations and warranties of the Seller contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Seller; as of the Closing, the Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement; and the Purchasers shall have received a certificate executed by the Seller, dated the Closing Date, to that effect.

     SECTION 4.2      OPINION OF COUNSEL.

          The Seller shall deliver to the Purchasers on the date hereof and on the Closing Date the opinion or opinions of counsel to the Seller, in form and substance satisfactory to counsel for the Purchasers, substantially to the effect that:

          (a) The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) This Agreement has been duly authorized, executed, and delivered by the Seller, constitutes the legal, valid, and binding obligation of the Seller, and (subject to applicable United States bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to Seller in accordance with its terms.

          (c) To counsel's knowledge, the Seller is under no contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement and the instruments and documents contemplated hereby. To counsel's knowledge, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any governmental authority or any court or other tribunal is required by the Seller or any of its affiliated or controlling entities for the execution, delivery, or performance of this Agreement by the Seller.

          (d) The transfer of the Acquisition Shares by the Seller to the Purchasers has been approved by all requisite Spanish courts and governmental authorities and such sale and transfer cannot be rescinded by any Spanish judicial or governmental authority.

     SECTION 4.3      OTHER CLOSING DOCUMENTS.

          The Seller shall have delivered to the Purchasers at or prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Purchaser may reasonably request in order to enable the Purchasers to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     SECTION 4.4      LEGAL ACTION.

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

     SECTION 4.5      NO GOVERNMENTAL ACTION.

          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchasers, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a delay in the ability of the Purchasers to consummate any of the transactions contemplated by this Agreement, (c) imposes material limitations on the ability of the Purchasers effectively to exercise full rights of ownership of such Acquisition Shares including the right to vote such Acquisition Shares on all matters properly presented to the stockholders of the Company, or (d) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchasers of any of the transactions contemplated by this Agreement.

     SECTION 4.6      CCACA REGISTRATION RIGHTS AGREEMENT.

          Acquisition Company A and the Company shall have executed and delivered the CCACA Registration Rights Agreement.

     SECTION 4.7      CONSENTS.

          Prior to the Closing, the Seller shall have obtained all consents required by the CIT Group, the main credit facility of the Company. Failure to obtain such consents shall be deemed a material breach of this Agreement. The Purchasers shall use their reasonable best efforts to provide financial information that may be reasonably requested by the CIT Group.

V.   CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of the Seller under this Agreement are subject, at the option of the Seller, to the satisfaction of the following conditions:

     SECTION 5.1      ACCURACY OF REPRESENTATIONS AND
                      COMPLIANCE WITH CONDITIONS.

          All representations and warranties of the Purchasers contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Purchasers; as of the Closing, the Purchasers shall have performed and complied with all conditions required to be performed and complied with by them at or before such time by this Agreement, and the Seller shall have received a certificate executed by an executive officer of each Purchaser, dated the Closing Date, to that effect.

     SECTION 5.2      OPINION OF COUNSEL.

          The Purchasers shall have delivered to the Seller on the date hereof and on the Closing Date the opinion of counsel to the Purchasers, in form and substance satisfactory to counsel for the Seller, substantially to the effect that:

          (a) Each Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) This Agreement has been duly authorized, executed, and delivered by each of the Purchasers, constitutes the legal, valid, and binding obligation of each of the Purchasers, and (subject to applicable United States bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to each of the Purchasers in accordance with its terms.

     SECTION 5.3      OTHER CLOSING DOCUMENTS.

          The Purchasers shall have delivered to the Seller at or prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Seller may reasonably request in order to enable the Seller to determine whether the conditions to its obligations under this Agreement have been met or otherwise to carry out the provisions of this Agreement.

     SECTION 5.4      LEGAL ACTION.

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

     SECTION 5.5      NO GOVERNMENTAL ACTION.

          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement (including, without limitation, compliance with the Securities Act), by any federal, state, local or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction which, (a) makes any of the transactions contemplated by this Agreement illegal,
(b) results in a material delay in the ability of the Seller to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays materially consummation of any of the transactions contemplated by this Agreement or materially impairs the contemplated benefits to the Seller of any of the transactions contemplated by this Agreement.

VI.  COVENANTS OF SELLER.

          The Seller covenants and agrees as follows:

     SECTION 6.1      CONTROL OF BOARD.

          The Seller shall use its best efforts to facilitate the transfer of control of the Board of Directors of the Company immediately following the Closing.

     SECTION 6.2      STOCK OPTIONS.

          Until the Release Time (as defined in Section 6.5(b)), the Seller shall use its best efforts to prevent the Company from granting stock options under the Chyron Corporation 1995 Long-Term Incentive Plan.

     SECTION 6.3      ADVICE OF CHANGES.

          Until the Release Time, the Seller will immediately advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

     SECTION 6.4      PUBLIC STATEMENTS.

          Until the Release Time, the Seller shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained herein shall prevent the Seller from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or tribunal.

     SECTION 6.5      OTHER PROPOSALS.

          (a) Until the Release Time, the Seller shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, affiliate, or other representative of the Seller, directly or indirectly, to: (i) discuss with any person or entity in an effort to solicit any Proposal (as such term is defined in this Section 6.5(a)); (ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, to any person or entity in connection with any Proposal;
     (iii) negotiate with any person or entity with respect to any Proposal; or
     (iv) enter into any agreement or understanding with the intent to effect a Proposal. As used in this Section 6.5, the term "Proposal" shall mean any proposal, other than as contemplated by this Agreement, (x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a one percent (1%) or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast one percent (1%) or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its businesses or (y) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchasers or of any of the transactions contemplated by this Agreement.

          (b)  The term "Release Time" shall mean the earlier to occur of
     (i) the Closing Date; (ii) the rightful termination of this Agreement by the Seller; (iii) the abandonment of this Agreement by both parties pursuant to Section 1.2 hereof; or (iv) September 30, 1995.

          (c) In the event that Section 6.5 is breached, the Seller shall promptly pay Acquisition Company A (i) the greater of (x) $2 million or (y) 50% of the difference in fair market values inherent in the third party offer plus (ii) all legal, accounting, and other fees, costs, and expenses reasonably incurred by the Purchasers in connection with this Agreement and the enforcement thereof provided that such additional costs and expenses shall not exceed $750,000. The sums referred to in this Section 6.5(c) shall be the exclusive remedy of the Purchasers for a breach of Section 6.5.

     SECTION 6.6      VOTING BY STOCKHOLDERS.

          The Seller agrees that until the Release Time, it will vote all securities of the Company which it is entitled to vote against (except as otherwise contemplated by this Agreement) (a) any merger, consolidation, reorganization, other business combination, or capitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, (f) the amendment of the certificate of incorporation (or other charter document) or the by-laws of the Company, or (g) any other proposition the effect of which may be to prohibit, restrict, or delay materially the consummation of any of the transactions contemplated by this Agreement or to impair materially the contemplated benefits to the Purchasers of the transactions contemplated by this Agreement.

VII. COVENANTS OF PURCHASERS.

          The Purchasers covenant and agree as follows:

     SECTION 7.1      CONFIDENTIALITY.

          The Purchasers shall insure that all confidential information, if any, which the Purchasers may receive from the Seller shall not be disclosed to any other person or entity at any time or used by any of them without the prior written consent of the Seller; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing takes place, (b) as may otherwise be required by law, (c) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (d) to the extent the information shall have otherwise become publicly available.

     SECTION 7.2      ADVICE OF CHANGES.

          Until the Release Time, each of the Purchasers will immediately advise the Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

     SECTION 7.3      PUBLIC STATEMENTS.

          Until the Release Time, each of the Purchasers shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained herein shall prevent the Purchasers from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or tribunal.

VIII.     INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

     SECTION 8.1      INDEMNIFICATION.

          (a) Subject to the terms and conditions set forth in Section 8.2, the Seller agrees to indemnify and hold harmless the Purchasers, their officers, directors, employees, counsel, and agents, (collectively, the "Indemnitees"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement (including the exhibits and schedules attached hereto) and any document, instrument or certificate delivered pursuant to this Agreement.

          (b) Each Indemnitee shall give the Seller prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of the Seller shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Seller shall promptly assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Seller. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Seller and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of the Seller, which approval shall not be unreasonably withheld.

     SECTION 8.2      SURVIVAL.

          (a) Subject to the provisions of Section 8.2(b), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the purchase price by the Purchasers.

          (b) The liabilities and obligations of the Seller and the Purchasers under this Agreement shall be subject to the following limitations:

               (i) The Seller and the Purchasers shall have no liability or obligation with respect to any claim for a breach of a representation or warranty under this Agreement made after two (2) years from the Closing Date; and

               (ii) The Seller and the Purchasers shall not be responsible for any claims until the cumulative aggregate amount thereof shall exceed Fifty Thousand Dollars ($50,000.00) (the "Minimum Amount") in which case the Seller or the Purchasers, as the case may be, shall then be liable for all amounts in excess of the Minimum Amount.

IX.  MISCELLANEOUS.

     SECTION 9.1      BROKERAGE FEES.

          (a) If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, the party purportedly engaging such broker or finder shall indemnify and hold harmless the other parties against any and all Claims (as defined in Section 8.1), as and when incurred, arising out of, based upon, or in connection with such Claim by such person, except to the extent that it is determined in any suit, action, or proceeding that such other parties had engaged such broker or finder.

          (b) The Seller represents and warrants that it has not entered into any agreement with Percival Hudgins and Company, Inc. ("Percival Hudgins"). Based on this representation, the Purchasers agree that the Seller shall not be liable or have any obligation with respect to any claim for a fee, commission or other compensation claimed by Percival Hudgins against the Company.

     SECTION 9.2      FURTHER ACTIONS.

          At any time and from time to time, each party agrees, as its expense, to take such actions and to execute and deliver such documents or instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

     SECTION 9.3      SUBMISSION TO JURISDICTION.

          Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York and of any Federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this Agreement or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement.

     SECTION 9.4      MERGER; MODIFICATION.

          This Agreement, the Escrow Agreement, the Pledge Agreement, and the schedules, exhibits, and certificates attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

     SECTION 9.5      NOTICES.

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, U.S. Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.5):

     Purchasers:

          Michael Wellesley-Wesley
          c/o Camhy Karlinksy & Stein LLP
          1740 Broadway
          New York, New York 10019
          Attn.:  Dan DeWolf, Esq.

     with a copy (which copy shall not constitute notice) to:

          Sheldon D. Camhy, Esq.
          Camhy Karlinsky & Stein LLP
          1740 Broadway
          New York, New York  10019


     Seller:

          Mr. Miguel S. Moraga
          Treasurer and Chief Financial Officer
          Pesa, Inc.
          5 Hub Drive
          Melville, New York  11087


     with a copy (which copy shall not constitute notice) to:

          John C. Jost, Esq.
          Dow Lohnes & Albertson
          1255 Twenty-Third Street, N.W.
          Washington, D.C. 20037

     Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9.5 shall be deemed given at the time of receipt thereof.

     SECTION 9.6      WAIVER.

          Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     SECTION 9.7      BINDING EFFECT.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchasers, and their respective successors and assigns and the Seller and its respective successors and assigns, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

     SECTION 9.8      NO THIRD-PARTY BENEFICIARIES.

          This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 9.7).

     SECTION 9.9      SEPARABILITY.

          If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     SECTION 9.10     HEADINGS.

          The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     SECTION 9.11     COUNTERPARTS; GOVERNING LAW.

          This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

     SECTION 9.12     ENGLISH LANGUAGE.

          This Agreement shall be governed solely by the English language version of this Agreement. Any translated version shall not be binding upon the parties.

     SECTION 9.13     REGISTRATION RIGHTS.

          The Seller acknowledges and agrees that the 10 million shares of the Acquisition Shares evidenced by stock certificates U74787 through U74886 are "Registrable Stock" as such term is defined under the Registration Rights Agreement; and registration rights (both demand and piggy-back) shall be validly transferred to the Purchasers as of the Closing Date, subject to the terms and conditions of the Registration Rights Agreement; and on or prior to the Closing Date, the Seller shall provide the Company, pursuant to Section 11 of the Registration Rights Agreement, with written notice of the transfer of the 10 million shares of the Acquisition Shares evidenced by stock certificates U74787 through U74886.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BOARD OF DIRECTORS OF PESA, INC.
PESA INC:                               CC ACQUISITION COMPANY A, L.L.C.




By: /s/ Miguel S. Moraga                By:  /s/ Michael I. Wellesley-Wesley
     -------------------------------         ----------------------------------
    Name:  Miguel S. Moraga                  Name:  Michael I. Wellesley-Wesley
    Title:                                   Title:   Vice President

    /s/ Eduardo Perez De Villegas       CC ACQUISITION COMPANY B, L.L.C.
     -------------------------------
    Name: Eduardo Perez De Villegas




    /s/ Tomas Rubinos Pinon             By:  /s/ Michael I. Wellesley-Wesley
     -------------------------------         ----------------------------------
     Name: Tomas Rubinos Pinon               Name:  Michael I. Wellesley-Wesley
                                             Title:   Vice President